                                                                   EXHIBIT 10.29

[TRADEWELL LOGO]





                                                               December 16, 1998




GARY PLAYER DIRECT
2811 AIRPARK DRIVE
SANTA MARIA, CA 93455

When executed by both you, Gary Player Direct and us, Tradewell Inc., this letter will constitute our agreement as follows:

1. You hereby sell to us and we hereby purchase from you the products listed on the attached Exhibit "A" (the "Products") at a purchase price of $1,298,098 payable by us as specified in paragraphs 4 and 5 below. Title shall pass from you to us, free and clear of any liens, claims and encumbrances upon the execution of this agreement.

2. You will ship the Products F.O.B. Santa Maria to such designees as we shall hereafter advise from time to time within the next thirty (30) days, it being understood that shipment shall be made within seven (7) days of our advice. Upon shipment of the Products, you shall promptly provide us with a copy of all bills of lading and packing lists. You agree to store and maintain risk of loss insurance for the Products at your expense for our benefit until they have been delivered to us and/or our designees.

3. You represent and warrant that the Products are demonstration goods in merchantable condition with a customary shelf-life when shipped and shall be fully packaged as is customary with only original factory markings and/or labels. You further warrant that the Products comply with all laws and regulations applicable to such products and that the sale and/or distribution of the Products as contemplated hereunder does not require qualification by us with any regulatory or governmental agency or otherwise.

4. In full payment for the Products, we hereby establish on our books a trade credit to your account in the amount of $1,298,098 and you may use such trade credit as specified in subparagraphs below:

            Media

       (a) At your direction and upon your written authorization, we shall place media on your behalf. A percentage of the "net cost" (as defined below) of all media acquired by us on your behalf shall be payable by you in cash. The difference between our cost to you and the net cost of such media shall be charged against your trade credit. For purposes of this agreement, "net cost" shall mean (i) for spot TV, cable TV and radio time, mutually agreed upon costs per point and (ii) for print advertising, the applicable earned rate card prices, all applied and adjusted at the time the media is requested.

            Goods And Services

       (b) You may advise us from time to time of any goods and services you require and the price at which the same are available to you. We will then advise you of our cost to you in cash and trade credits to obtain such goods and services. Upon your acceptance of the costs and your payment to us, we will obtain the same for you.

            Vendor Trading

       (c) You may introduce us to certain vendors who will accept trade credit in partial payment for goods or services. Upon such vendor's agreement and your receipt of goods or services, we will establish trade credit to their account (and reduce trade credit from yours), it being understood that all commercial terms (including the amount of trade credit accepted) shall be agreed upon between you and such vendor. You shall pay to us, in cash, 15% of the trade credit earned by your vendors, it being understood that we will invoice you at the end of each quarter with net thirty (30) day payment terms. (For Example: When you and your vendor agree to an 80/20 cash/trade ratio as applied to a $1.00 purchase and you receive goods or services, you would pay $.80 in cash to vendor, $.03 in cash to us, and $.17 in trade credit reduction -- your vendor receives $.80 in cash and $.20 in a newly established trade credit from us.)

       (d) Our obligations to you under this paragraph 4 (which represents our sole obligation to you in payment for the Products) shall completely expire 36 months from the date hereof. To the extent that you provide us with reasonable opportunities to place available and barter eligible media or to provide goods or services hereunder, we shall use our reasonable good faith efforts to provide such media, goods or services to you. However, we make no representation as to the availability of any media, goods or services.


                              [TRADEWELL(R) LOGO]

5.   We will pay you, in cash, $65.00 for each full set of Products listed on
     Schedule I to the annexed Exhibit A and received by us and/or our designees as provided herein cash payment shall be made within two (2) business days after receipt and acceptance of such Products. The trade credits established herein shall be automatically reduced dollar for dollar by the amount paid to you.

6. Upon receipt of your payment due us for media, goods and services, you will not be responsible for payment to any station, publication or applicable vendor and we will indemnify and hold you harmless from any and all claims for such payment from any station, publication or applicable vendor. Regarding broadcast, payment to us shall be made not less than thirty (30) days prior to broadcast airing. As it pertains to print, payment shall be thirty (30) days prior to the published closing dates. You agree to indemnify and hold us harmless from and against any claims, losses, damages, or liabilities (including, without limitation, reasonable attorney's fees and expenses) arising from any use of, or defect in, the Products or any infringement of any trademark, copyright or other intellectual property claimed to be made by any third party.

7. This letter and the attached Exhibit "A" contain our entire agreement with respect to the subject matter hereof and may not be modified except in writing by both parties hereto. Except as specifically provided herein, neither party has made any representations or warranties. Neither this agreement nor the credit established herein may be transferred or assigned by you. The Supreme Court of the State of New York, New York County, and the United States District Court for the Southern District of New York shall have exclusive jurisdiction over any dispute arising hereunder.


                                                  Very truly yours,

GARY PLAYER DIRECT                                TRADEWELL, INC.

By: /s/ Alfonso J. Cervantes, Jr.                 By:  /s/ illegible
    -------------------------------                    ------------------------
Title: President                                  Title: President
       ----------------------------                      ----------------------




                              [TRADEWELL(R) LOGO]

                                                                     EXHIBIT "A"

                                                          Date: December  , 1998


                                 TRADEWELL INC.

                                      and

                               GARY PLAYER DIRECT

         Country of           Code Date      Shelf                    Trade
Model #    Origin    Item     Expiration     Life      *Quantity      Value          Total
-------    ------    ----     ----------     ----      ---------      -----          -----


                    SEE ATTACHED SCHEDULE I AND SCHEDULE II


                                                             TOTAL TRADE VALUE  $1,298,098
                                                                                ==========

* The purchase price of the Products set forth in paragraph #1 and the amount of the credit set forth in paragraph #4 will be appropriately adjusted for any increase or decrease in the quantity of the Product delivered hereunder based upon the trade values set forth above. Notwithstanding the forgoing, such purchase price or credit shall not be increased or decreased by more than 10%, and the Client shall not be relieved of its obligation hereunder to deliver at least 90% of each item comprising the Products.

SAMPLE: Tradewell may request, at its discretion, a number of samples of each item. Details and actual quantities of samples to be coordinated between your company and our merchandise department.





                               [TRADEWELL(R) LOGO]

                           SCHEDULE II - SINGLE CLUBS

                                                                TRADE
   MODEL                    ITEM               *QUANTITY        VALUE           TOTAL
   -----                    ----               ---------        -----           -----
LADIES         Lob Wedge                               4       $65.00            $260
SENIOR         Lob Wedge                              16       $65.00          $1,040
REGULAR        Lob Wedge                             123       $65.00          $7,995
FIRM           Lob Wedge                              35       $65.00          $2,275
STIFF          Lob Wedge                             348       $65.00         $22,620
X-STIFF        Lob Wedge                               9       $65.00            $585
               SUB-TOTAL                             535                      $34,775
               ---------                             ---                      -------

LADIES         MAGIC 9.0 Titanium Wood                 3      $189.00            $567
SENIOR         MAGIC 9.0 Titanium Wood                14      $189.00          $2,646
REGULAR        MAGIC 9.0 Titanium Wood               102      $189.00         $19,278
STIFF          MAGIC 9.0 Titanium Wood               258      $189.00         $48,762
LADIES         MAGIC 10.5 Titanium Wood                1      $189.00            $189
SENIOR         MAGIC 10.5 Titanium Wood               55      $189.00         $10,395
REGULAR        MAGIC 10.5 Titanium Wood               98      $189.00         $18,552
STIFF          MAGIC 10.5 Titanium Wood               69      $189.00         $13,041
LADIES         MAGIC 3 Titanium Wood                   5      $189.00            $945
SENIOR         MAGIC 3 Titanium Wood                   1      $189.00            $189
STIFF          MAGIC 3 Titanium Wood                  48      $189.00          $9,072
STIFF          MAGIC 5 Titanium Wood                  18      $189.00          $3,402
LADIES         CUBIC BALANCE 9.0 Titanium Wood         3      $189.00            $567
SENIOR         CUBIC BALANCE 9.0 Titanium Wood        57      $189.00         $10,773
REGULAR        CUBIC BALANCE 9.0 Titanium Wood       107      $189.00         $20,223
STIFF          CUBIC BALANCE 9.0 Titanium Wood        34      $189.00          $6,426
X-STIFF        CUBIC BALANCE 9.0 Titanium Wood         1      $189.00            $189
SENIOR         CUBIC BALANCE 10.5 Titanium Wood       45      $189.00          $8,505
REGULAR        CUBIC BALANCE 10.5 Titanium Wood       25      $189.00          $4,725
STIFF          CUBIC BALANCE 10.5 Titanium Wood       12      $189.00          $2,268
X-STIFF        CUBIC BALANCE 10.5 Titanium Wood        2      $189.00            $378

               SUB-TOTAL                             958                     $181,062
               ---------                             ---                     --------


               TOTAL                               1,493                     $215,837
               -----                               -----                     --------


                              [TRADEWELL(R) LOGO]

                        SCHEDULE I - COMPLETE BOXED SETS
                        --------------------------------

                                                   Trade
  Model             Item             *Quantity     Value          Total
  -----             ----             ---------     -----          -----
LADIES         3-PW (8 Piece Set)            4    $449.00     $    1,796
SENIOR         3-PW (8 Piece Set)           46    $449.00     $   20,654
REGULAR        3-PW (8 Piece Set)          645    $449.00     $  289,605
FIRM           3-PW (8 Piece Set)           23    $449.00     $   10,327
STIFF          3-PW (8 Piece Set)          475    $449.00     $  213,275
X-STIFF        3-PW (8 Piece Set)            6    $449.00     $    2,694

               SUB-TOTAL                 1,199                $  538,351
               ---------                 -----                ----------

SENIOR         3-SW (9 Piece Set)           14    $499.00     $    6,986
REGULAR        3-SW (9 Piece Set)          411    $499.00     $  205,089
FIRM           3-SW (9 Piece Set)            6    $499.00     $    2,994
STIFF          3-SW (9 Piece Set)          659    $499.00     $  328,841

               SUB-TOTAL                 1,090                $  543,910
               ---------                 -----                ----------

               TOTAL                     2,289                $1,082,261
               -----                     -----                ----------


          PLEASE NOTE THAT ALL EIGHT AND NINE PIECE SETS MUST BE BOXED
          ------------------------------------------------------------

                                [TRADEWELL(R) LOGO]